Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated June 16, 2023 relating to the consolidated financial statements of Fundhomes I, LLC (the “Company”) and the financial statements of each of its listed Series, which comprise the consolidated balance sheet of the Company as of December 31, 2022, the Company’s related consolidated statements of operations, changes in members’ equity/(deficit), and cash flows for the period from March 16, 2022 (inception) to December 31, 2022, the related notes to the Company’s consolidated financial statements, and each listed Series’ financial statements, which comprise each listed Series’ balance sheet as of December 31, 2022, and related statements of operations, changes in members’ equity/(deficit), and cash flows for the period from April 18, 2022 (inception) to December 31, 2022 for Series FL01 and Series FL02 and for the period from August 12, 2022 (inception) to December 31, 2022 for Series WA01 and WA02, and the related notes to each listed Series’ financial statements.

/s/ Artesian CPA, LLC

Denver, CO

June 21, 2023

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com